Exhibit 99.5


                               AMENDMENT AGREEMENT

     AMENDMENT AGREEMENT (the "Agreement") dated as of September 11, 1998, by and between Meditrust Corporation (the "REIT"), Meditrust Operating Company ("OPCO," and together with the REIT, the "Companies") and Merrill Lynch International ("MLI"), through its agent Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S," and together with MLI the "Merrill Lynch Parties"). Reference is made herein to the Purchase Agreement and the Purchase Price Adjustment Mechanism Agreement each dated as of February 26, 1998 by and between the Companies and the Merrill Lynch Parties (the "Purchase Agreement," and the "Adjustment Agreement," respectively), the Amendment Agreement, dated as of July 16, 1998 (the "First Amendment Agreement") and the Amendment Agreement, dated as of July 31, 1998, each by and between the Companies and the Merrill Lynch Parties. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Adjustment Agreement and the Purchase Agreement. All references herein to Reference Amount mean Reference Amount with respect to the Adjustment Shares.

     WHEREAS, the parties desire to provide that the Companies may deliver the entire Interim Settlement Amount in unrestricted Interim Settlement Shares or cash, as they elect; and

     WHEREAS, the parties desire to clarify MLI's rights with respect to Interim Settlement Shares delivered to the collateral account provided for in Section 5 of the Adjustment Agreement (the "Collateral Account");

     NOW, THEREFORE, in consideration of the mutual undertakings herein set forth, the parties intending to be legally bound, hereby agree as follows:

     1 Subject to Section 4 hereof, the First Amendment Agreement is hereby rescinded, and shall be of no further force or effect.

     2. Within 2 Business Days following the date of this Agreement and within 5 Business Days following each subsequent Reset Date (as defined below), the Companies shall deliver to the Collateral Account the Interim Settlement Amount (or 150% of the Interim Settlement Amount to the extent that the Companies deliver Interim Settlement Shares that are not the subject of an Effective Registration Statement) in Interim Settlement Shares or cash, as the Companies shall elect in their sole discretion; provided, that if on any Exchange Trading Day there are
          (i) no Interim Settlement Shares in the Collateral Account and (ii) no Additional Shares in the MLI Account (as defined below), the Companies shall deliver the Interim Settlement Amount, as calculated on such Exchange Trading Day, (or 150% thereof, as described above) in Interim Settlement Shares within 1 Business Day of such Exchange Trading Day. "Reset Date" means each Tuesday following the date hereof until the Reference Amount has been reduced to zero; provided, that if such day is not an Exchange Trading Day then the Reset Date shall be the next succeeding Business Day.

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     3.   MLI has the right to settle 100% of the Adjustment Shares and in connection therewith to sell a number of Paired Shares equal to the number of Paired Shares purchased by MLI pursuant to the Purchase Agreement (the "Original Shares") and any and all Interim Settlement Shares transferred from the Collateral Account to MLI pursuant to
          Section 6(c) hereof ("Additional Shares") and the Companies shall have no right to prevent MLI from settling Adjustment Shares by delivering the Interim Settlement Amount in cash or otherwise. MLI shall be entitled to continue settlement procedures and the Companies shall continue to deliver Interim Settlement Shares pursuant to Section 5 of the Adjustment Agreement, as amended by Section 2 hereof, and otherwise perform the Companies' obligations under the Adjustment Agreement, as heretofore and hereby amended, until the Reference Amount has been reduced to zero or until MLI, in its sole discretion, agrees to accept a cash payment from the Companies in settlement of the remaining obligations under the Adjustment Agreement. Nothing herein shall be construed to reduce the obligation of the Companies under the Adjustment Agreement to deliver to MLI a number of Paired Shares in addition to the Purchased Shares, the sale proceeds of which when combined with the sale proceeds of the Original Shares equal the Reference Amount.

     4. Any cash collateral previously delivered by the Companies pursuant to Sections 2 and 3 of the First Amendment Agreement shall remain in the Collateral Account until final settlement of the Adjustment Shares or until transfer pursuant to Section 6(a) hereof.

     5. The Companies and MLI confirm that the Companies have granted to MLI and that MLI has a first priority security interest in any and all Interim Settlement Shares and any and all cash amounts heretofore or hereafter delivered to MLI or its agent and held in the Collateral Account pursuant to Section 5 of the Adjustment Agreement. MLPF&S acknowledges that it is holding and will hold any and all Interim Settlement Shares and any and all cash now or hereafter held in the Collateral Account pursuant to Section 5 of the Adjustment Agreement as bailee on behalf of MLI as pledgee.

     6. (a) At any time after MLI notifies the Companies that it intends to settle Adjustment Shares pursuant to Section 3 hereof, (i) any and all cash amounts in the Collateral Account shall be transferred to an account at MLPF&S in the name of and for the exclusive benefit of MLI (the "MLI Account"), (ii) MLI shall have the right to sell any and all Original Shares and any and all Additional Shares pursuant to Section 8 hereof and (iii) the right of the Companies to direct the settlement of Adjustment Shares pursuant to Section
              3.1 of the Adjustment Agreement shall cease. Upon such transfer of cash into the MLI Account, the number of Adjustment Shares shall be reduced by a number of Adjustment Shares equal to the quotient of (i) the amount of cash

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              transferred to the MLI Account and (ii) the Reference Price on the
              date of such transfer.

          (b) At 4:30 p.m. New York City time on each Settlement Date, MLI shall calculate the Reference Amount by multiplying the (a) Reference Price as calculated pursuant to 1(z) of the Adjustment Agreement times (b) the number of Adjustment Shares as adjusted by paragraphs 6(a) and 7 of this Agreement.

          (c) Immediately following the calculation of the Reference Amount pursuant to paragraph (b) above, subject to the ownership limitation provisions of Section 6.2 of the Adjustment Agreement (which shall also be deemed to apply to MLI), (i) all right, title and interest to Interim Settlement Shares having a value (based on the Closing Price on such Settlement Date) equal to (x) the Reference Amount (as most recently calculated pursuant to the preceding paragraph) less (y) the value (based on the Closing Price on such Settlement Date) of the Original Shares and any Additional Shares held by MLI at 4 p.m. New York City time on such Settlement Date shall be transferred to MLI and (ii) such Interim Settlement Shares shall be transferred to the MLI Account.

          (d) The transfer of Additional Shares pursuant to paragraph 6(c) shall constitute the purchase of a securities entitlement from the Companies for value by MLI and the transfer of all right, title and interest in and to the Additional Shares to MLI, and after such transfer MLI shall be the owner of such Additional Shares for all purposes.

          (e) MLI shall have the right to sell any such Additional Shares in their sole discretion in any of the manners set forth in Section
              3.1 of the Adjustment Agreement, as hereby amended.

          (f) The number of Adjustment Shares shall be reduced after any sales of Original Shares or Additional Shares by a number of Adjustment Shares equal to the quotient of (i) the Settlement Amount (as defined in Section 1(ad) of the Adjustment Agreement) in connection with such sale and (ii) the Reference Price on the related Settlement Date.

     7. Upon the date on which the Reference Amount has been reduced to zero, MLI shall (i) transfer, assign and deliver to the Companies any cash and/or Paired Shares previously paid to but not applied to reduce the Reference Amount, and (ii) release all claims to cash and Interim Settlement Shares then held in the Collateral Account (including interest earned thereon) and deliver such amounts and all Interim Settlement Shares of the Companies.


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     8.   To effect the Settlement of Adjustment Shares, MLI may sell the
          Original Shares and any and all Additional Shares from time to time in a method or methods determined exclusively by MLI and all sales of Paired Shares by MLI after the date hereof shall be deemed to be pursuant to Section 4.1 of the Adjustment Agreement. The Companies and MLI agree that such sales will be made in a commercially reasonable manner, which may include Block Sales at discounts to current market prices that, in MLI's judgment, are commercially reasonable and appropriate at the time of such sales. Notwithstanding the foregoing, if MLI proposes to make a sale of 750,000 or more Paired Shares to a single purchaser in a single transaction of series of transactions, pursuant Section 6 hereof, other than through the facilities of the New York Stock Exchange at prevailing market prices, it shall first notify the Companies of the material terms of such sale (including the number of Paired Shares and the proposed price per Paired Share) and the Companies shall then have the right to purchase (or to designate one or more purchasers for) such Paired Shares on such terms; provided, however, that if the Companies (or their designee(s)) shall fail to commit to such purchase (i) if MLI gives the Companies notice prior to 12:00 p.m., New York City time, prior to 4:30 p.m. New York City time on the date on which MLI gives the Companies notice of the proposed sale as provided above, (ii) if MLI gives the Companies notice on or after 12:00 p.m. and before 6:00 p.m., prior to 9:00 a.m. New York City time on the day following the day on which MLI gives the Companies notice of the proposed sale as provided above or (iii) if such sale involves 2,000,000 or more Paired Shares to be sold in a single transaction, notwithstanding the provisions of clauses (i) and
          (ii) above, within 24 hours of the time at which MLI gives the Companies notice of the proposed sale as provided above, MLI may proceed to effect such sale on the proposed terms with such purchaser or purchasers as it select.

     9. The following is added to the end of the first sentence of Section 3.1 of the Adjustment Agreement.

          ;or

          (v) a Subscription Distribution (for which the Companies shall provide at least 5 Business Days prior notice to MLI).

     10.  The following definition is added to Section 1 of the Adjustment
          Agreement:

          (a) Subscription Distribution. An offering of the Paired Shares to existing holders of the Paired Shares.

     11. The definition of "Settlement Amount" in Section l(ad) of the Adjustment Agreement is amended by adding the following at the end of subsection (iv):

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          (v)  if the manner of Settlement Sale pursuant to Section 3.1 is a
               Subscription Distribution, the Settlement Amount will equal the gross proceeds realized, net of any fees, discounts or other costs incurred by the Companies in connection with such Subscription Distribution.

     12. The Companies and MLI agree that sales by MLI pursuant to the Adjustment Agreement, as amended hereby, will be deemed to be resales by the Merrill Lynch Parties pursuant to a Resale Registration Statement (as defined in the Purchase Agreement).

     13. In the event of any conflict between the provisions of this Agreement, on the one hand, and the Purchase Agreement or the Adjustment Agreement, as previously amended, on the other hand, the provisions of this Agreement shall prevail, provided, however, that the Merrill Lynch Parties acknowledge and agree that nothing contained in this Agreement is intended to cause MLI to receive a total return under the Adjustment Agreement that is greater than that to which MLI was entitled under the Adjustment Agreement prior to its amendment.


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     IN WITNESS WHEREOF, the parties have duly executed and delivered this
Agreement as of the date first above written.


                                      MERRILL LYNCH INTERNATIONAL

                                      By: Merrill Lynch, Pierce, Fenner & Smith
                                      Incorporated

                                      By: /s/ John O. Dowd
                                          --------------------------------------
                                          Name: John O. Dowd
                                          Title: Vice President

                                      MERRILL LYNCH, PIERCE, FENNER &
                                      SMITH INCORPORATED


                                      By: /s/ Dean D'Onofrio
                                          --------------------------------------
                                          Name: Dean D'Onofrio
                                          Title: Managing Director

                                      MEDITRUST OPERATING COMPANY

                                      By: /s/ William C. Baker
                                          --------------------------------------
                                          Name: William C. Baker
                                          Title: President

                                      MEDITRUST CORPORATION

                                      By: /s/ Michael S. Benjamin
                                          --------------------------------------
                                          Name: Michael S. Benjamin
                                          Title: Senior Vice President


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